EXHIBIT 10.6
MANAGEMENT SERVICES AGREEMENT
BY AND AMONG
QUEST ENERGY GP, LLC,
QUEST ENERGY PARTNERS, L.P.
AND
QUEST ENERGY SERVICE, LLC
[•], 2007

MANAGEMENT SERVICES AGREEMENT
     THIS MANAGEMENT SERVICES AGREEMENT is made and entered into on, and effective as of, [•], 2007 (the “Agreement”), by and among Quest Energy GP, LLC, a Delaware limited liability company (the “General Partner”), Quest Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), and Quest Energy Service, LLC, a Delaware limited liability company (together with its permitted assignees, the “Manager” and, collectively with the General Partner and the Partnership, the “Parties” and each, a “Party”).
RECITALS
     WHEREAS, the Partnership is the owner, directly or indirectly, of interests in the Business (as hereinafter defined);
     WHEREAS, the Partnership Group (as hereinafter defined) requires certain services to operate the Business and to fulfill other general and administrative functions relating to the management of the Business; and
     WHEREAS, the Partnership Group desires to engage the Manager to provide such services and the Manager is willing to undertake such engagement, subject to the terms and conditions of this Agreement.
     NOW THEREFORE, in consideration of the mutual covenants herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I
DEFINITIONS
     SECTION 1.01 DEFINITIONS. Capitalized terms used, but not defined herein, shall have the meanings given them in the Partnership Agreement. The following terms shall have the respective meanings set forth below:
     “Acquisition” means any acquisition or series of acquisitions by the Partnership Group of (i) all or substantially all of the interest in any company or business (whether by a purchase of assets, purchase of stock, merger or otherwise) or (ii) any gas or oil properties or interests, including any related assets, acquired after the date of this Agreement.
     “Acquisition Information” means any and all information provided by or on behalf of the Manager to the Partnership in the performance of Acquisition Services.
     “Acquisition Services” means those Services in respect of potential and consummated Acquisitions.

     “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
     “Agreement” is defined in the preamble.
     “Audit Right” is defined in Section 4.02 hereof.
     “Bankrupt” with respect to any Person means such Person shall generally be unable to pay its debts as such debts become due, or shall so admit in writing or shall make a general assignment for the benefit of creditors; or any Proceeding shall be instituted by or against such Person seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, in the case of any such Proceeding instituted against it (but not instituted by it), shall remain undismissed or unstayed for a period of 30 days; or such Person shall take any action to authorize any of the actions set forth above.
     “Board” means the Board of Managers of the General Partner.
     “Business” means the business of the Partnership Group, as now or hereafter conducted.
     “Business Day” means any day that is not a Saturday, Sunday or day on which banks are authorized by law to close in the States of Oklahoma or New York.
     “Closing Date” means the date of the closing of the initial public offering, pursuant to the Prospectus, of common units representing limited partnership interests in the Partnership.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Confidential Information” means information and records furnished by the Partnership or the General Partner with respect to the Partnership Group, the Business and/or the Properties, together with any reports, analyses, summaries, spreadsheets, evaluations, memoranda or other documents prepared or generated by Manager or its consultants or agents on the basis of such information, whether in written, graphic, electronic or any other format, to the extent such information is of a nature that is customarily maintained as confidential and not disclosed by publicly traded companies engaged in the oil and gas exploration and production business. Such information includes, but is not limited to, seismic data, reserve reports, prospect analyses, and privileged attorney-client communications. Confidential Information includes not only written or other tangible information, but also information transferred orally, visually, electronically or by any other means. Confidential Information does not include information that (i) is in or enters the public domain without breach of this Agreement or (ii) the receiving Party lawfully receives from a third party without restriction on disclosure and to the receiving Party’s knowledge without breach of a nondisclosure obligation.

     “Damages” is defined in Section 9.01 hereof.
     “Force Majeure” means any cause beyond the reasonable control of a Party, including the following causes (unless they are within such Party’s reasonable control): acts of God, strikes, lockouts, acts of the public enemy, wars or warlike action (whether actual or impending), arrests and other restraints of government (civil or military), blockades, embargoes, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, sabotage, tornadoes, named tropical storms and hurricanes, floods, civil disturbances, terrorism, mechanical breakdown of machinery or equipment, explosions, confiscation or seizure by any Governmental Authority and any order of any Governmental Authority having jurisdiction.
     “G&A Services” means those general and administrative services necessary or useful for the conduct of the business of the Partnership Group, including, but not limited to, accounting, finance, tax, property management, risk management, land, marketing, legal and engineering.
     “General Partner” is defined in the preamble.
     “Governmental Authority” means any court or tribunal in any jurisdiction or any federal, state, tribal, county, municipal or local government or other governmental body, agency, authority, department, commission, board, bureau, instrumentality, arbitrator or arbitral body or any quasi-governmental or private body lawfully exercising any regulatory or taxing authority.
     “Laws” means any applicable statute, common law, rule, regulation, code, judgment, order, ordinance, writ, injunction or decree issued or promulgated by any Governmental Authority.
     “Manager” is defined in the preamble.
     “Manager Expenses” is defined in Section 5.01 hereof.
     “Manager Operating Party” is defined in Section 9.01 hereof.
     “Party” and “Parties” is defined in the preamble.
     “Partnership” is defined in the preamble.
     “Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership, as it may be amended, supplemented or restated from time to time.
     “Partnership Group” means the General Partner, the Partnership and all of their respective Subsidiaries.
     “Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

     “Proceedings” means all proceedings, actions, claims, suits and notices of investigations by or before any arbitrator or Governmental Authority.
     “Properties” means the oil and gas properties now owned or hereafter acquired by the Partnership or its Subsidiaries, including oil and gas leases, mineral interests, royalty interests, overriding royalty interests, pipelines, flow lines, gathering lines, gathering systems, pumps, compressors, dehydration units, separators, meters, injection facilities, salt water disposal wells and facilities, plants, wells, downhole and surface equipment, fixtures, improvements, easements, rights-of-way, surface leases, licenses, permits and other surface rights, and other real or personal property appurtenant thereto or used in conjunction therewith.
     “Prospectus” means the final prospectus, dated [•], 2007, relating to the initial public offering of common units representing limited partnership interests in the Partnership, as filed with Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933.
     “QRC” has the meaning set forth in the Partnership Agreement.
     “Services” is defined in Section 2.02 hereof.
     “Subsidiary” means, with respect to any Person, (i) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof; (ii) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof; or (iii) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (a) at least a majority ownership interest or (b) the power to elect or direct the election of a majority of the directors or other governing body of such Person.
     “Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.
     “Tax Return” means any report, return, election, document, estimated tax filing, declaration or other filing provided to any Tax Authority, including any amendments thereto.
     “Taxes” means (i) all taxes, assessments, charges, duties, levies, imposts or other similar charges imposed by a Governmental Authority, including all income, franchise, profits, capital gains, capital stock, transfer, gross receipts, sales, use, transfer, service, occupation, excise, severance, ad valorem, windfall profits, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental (including taxes under Code section 59A), alternative minimum, add-on, value-added, withholding and other taxes, assessments, charges, duties, levies, imposts or other similar charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), and all estimated taxes, deficiency assessments, additions to tax, additional amounts imposed by any Governmental Authority, penalties and interest, but excluding any and all taxes based on net income, net worth, capital or profit; (ii) any liability for the payment of any amount of the type described in the immediately preceding clause (i) as a result of being a member of a consolidated, affiliated, unitary, combined, or similar group with any other corporation or entity at any time on or prior to the Closing Date and (iii) any liability for the payment of any amount of the type described in the preceding clauses (i) or (ii) whether as a result of contractual obligations to any other Person or operation of law.
     “Third Party” means any Person other than the Partnership or the Manager, or any of their respective Affiliates, or any partner of the Partnership.
     SECTION 1.02 OTHER DEFINITIONS. Other terms defined herein have the meanings so given them.
     SECTION 1.03 CONSTRUCTION. Unless the context requires otherwise: (i) the singular form of nouns, pronouns and verbs include the plural and vice-versa; (ii) the terms “include,” “includes” and “including” and words of like import will be deemed to be followed by the words “without limitation”; and (iii) the terms “hereof,” “herein” and “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement.
ARTICLE II
RETENTION OF THE MANAGER; SCOPE OF SERVICES
     SECTION 2.01 RETENTION OF THE MANAGER. The Partnership hereby engages the Manager to perform the Services, as directed by the General Partner, and to provide all personnel and any facilities, goods and equipment not otherwise provided by the Partnership Group necessary to perform the Services. The Manager hereby accepts such engagement and agrees to perform the Services requested by the General Partner and to provide any personnel, facilities, goods and equipment not otherwise provided by the Partnership Group, and to provide all employees as may be reasonable and necessary to perform the Services, it being understood that the Partnership shall provide all field-level personnel and first line supervisors.
     SECTION 2.02 SCOPE OF SERVICES. The services shall consist of such services as the General Partner determines may be reasonable and necessary to operate the Business, including, without limitation, any G&A Services, those services described on Schedule I hereto and such other services as the Parties may agree upon from time to time (the “Services”).
     SECTION 2.03 EXCLUSION OF SERVICES. The General Partner may temporarily or permanently exclude any particular service from the scope of the Services upon 90 days’ notice to the Manager.

ARTICLE III
STANDARD OF CARE
     SECTION 3.01 STANDARD OF CARE. The Manager shall perform the Services in an honest and good faith manner, with that degree of care, diligence and skill that a reasonably prudent advisor and manager would exercise in comparable circumstances, and in compliance with applicable Laws, contracts, leases, orders, security instruments and other agreements to which the Partnership is a party or by which the Partnership or any of its Properties are bound.
     SECTION  3.02 PROTECTION FROM LIENS. In the course of providing the Services, the Manager shall not permit any liens, encumbrances or charges upon any of the Properties arising from the provision of Services or materials under this Agreement except as approved, or consented to, by the Partnership.
     SECTION  3.03 PROCUREMENT OF GOODS AND SERVICES BY AFFILIATES AND THIRD PARTIES.
     (a) The Parties hereby agree that in discharging its obligations hereunder, the Manager may engage any of its Affiliates or any qualified Third Party to perform the Services (or any part of the Services) on its behalf and that the performance of the Services (or any part of the Services) by any such Affiliate or Third Party shall be treated as if the Manager performed such Services itself. Notwithstanding the foregoing, nothing contained herein shall relieve the Manager of its obligations hereunder.
     (b) The Parties hereby agree that the Manager shall be entitled to arrange for contracts with Third Parties for goods in connection with the provision of the Services; provided, that the Manager shall use commercially reasonable efforts (i) to obtain such goods at rates competitive with those otherwise generally available in the area in which materials are to be furnished and (ii) to obtain from such Third Parties such customary warranties and guarantees as may be reasonably required with respect to the goods so furnished.
     SECTION 3.04 INTELLECTUAL PROPERTY.
     (a) Any (i) inventions, whether patentable or not, developed or invented, or (ii) copyrightable material (and the intangible rights of copyright therein) developed, by the Manager, its Affiliates or its or their employees in connection with the performance of the Services shall be the property of the Manager; provided, however, that the Partnership Group shall be granted an irrevocable, royalty-free, non-exclusive and non-transferable right and license to use such inventions or material; and further provided, however, that the Partnership Group shall only be granted such a right and license to the extent such grant does not conflict with, or result in a breach, default, or violation of a right or license to use such inventions or material granted to the Manager by any Person other than an Affiliate of the Manager. Notwithstanding the foregoing, the Manager will use all commercially reasonable efforts to grant such right and license to the Partnership Group.

     (b) The General Partner and the Partnership hereby grant to the Manager and its Affiliates an irrevocable, royalty-free, non-exclusive and non-transferable right and license to use, during the term of this Agreement, any intellectual property provided by the Partnership Group to the Manager or its Affiliates, but only to the extent such use is necessary for the performance of the Services. The Manager agrees that it and its Affiliates will utilize such intellectual property solely in connection with the performance of the Services.
     (c) If the Manager uses or licenses intellectual property owned by Third Parties in the performance of the Services, the Manager shall obtain and maintain any such licenses and authorizations necessary to authorize its use of such intellectual property in connection with the Services.
     SECTION 3.05 MANAGER INFORMATION. It is contemplated by the Parties that, during the term of this Agreement, the Partnership Group will be required to provide certain notices, information and data necessary for the Manager to perform the Services and its obligations under this Agreement. The Manager shall be permitted to rely on any information or data provided by the Partnership Group to the Manager in connection with the performance of its duties and provision of Services under this Agreement, except to the extent that the Manager has actual knowledge that such information or data is inaccurate or incomplete.
     SECTION 3.06 APPOINTMENT OF INDEPENDENT ACCOUNTING FIRM AND INDEPENDENT PETROLEUM ENGINEER. Notwithstanding anything to the contrary in this Agreement, the Parties hereby recognize and agree that the General Partner shall have the exclusive authority to appoint an independent accounting firm to audit the financial statements of the Partnership and an independent petroleum engineer to provide reports to the Partnership relating to estimates of proved reserves for Securities and Exchange Commission and other reporting purposes.
     SECTION 3.07 COMMINGLING OF ASSETS. To the extent the Manager shall have charge or possession of any of the Partnership’s assets in connection with the provision of the Services, the Manager shall separately maintain, and not commingle, the assets of the Partnership with those of the Manager or any other Person.
     SECTION  3.08 INSURANCE. The Manager shall obtain and maintain during the term of this Agreement, from insurers who are reliable and acceptable to the Partnership and authorized to do business in the state or states or jurisdictions in which Services are to be performed by the Manager, insurance coverages in the types and minimum limits as the Parties determine to be appropriate and as is consistent with standard industry practice. The Manager agrees upon the Partnership’s request from time to time or at any time to provide the Partnership with certificates of insurance evidencing such insurance coverage and, upon request of the Partnership, shall furnish copies of such policies. Except with respect to workers’ compensation coverage, the policies shall name the Partnership as an additional insured and shall contain waivers by the insurers of any and all rights of subrogation to pursue any claims or causes of action against the Partnership. The policies shall provide that they will not be cancelled or reduced without giving the Partnership at least 30 days’ prior written notice of such cancellation or reduction.

ARTICLE IV
BOOKS, RECORDS AND REPORTING
     SECTION 4.01 BOOKS AND RECORDS. The Manager shall maintain accurate books and records regarding the performance of the Services and its calculation of the Manager Expenses, and shall maintain such books and records for the period required by applicable accounting practices or Law.
     SECTION 4.02 AUDITS. At any time during the term of this Agreement, the Partnership shall have the right to review and, at the Partnership’s expense, to copy the books and records maintained by the Manager relating to the Services. In addition, to the extent necessary to verify the performance by the Manager of its obligations under this Agreement, the Partnership shall have the right, at the Partnership’s expense, to audit, examine and make copies of or extracts from the books and records of Partnership’s (the “Audit Right”). The Partnership may exercise the Audit Right through such auditors as the Partnership may determine in its sole discretion. The Partnership shall (i) exercise the Audit Right only upon reasonable written notice to the Manager and during normal business hours and (ii) use its reasonable efforts to conduct the Audit Right in such a manner as to minimize the inconvenience and disruption to the Manager.
     SECTION 4.03 REPORTS. The Manager shall prepare and deliver to the Partnership any reports provided for in this Agreement and such other reports as the Partnership may reasonably request from time to time regarding the performance of the Services.
ARTICLE V
MANAGER REIMBURSEMENT; CONTINUING OBLIGATIONS
     SECTION 5.01 MANAGER EXPENDITURES. The Manager shall on a monthly basis invoice the Partnership with respect to any Services provided by the Manager hereunder during such month, plus or minus any adjustment necessary to correct prior estimated billings to actual billings, the general, administrative and similar allocable overhead costs, as well as any costs of services or goods purchased from Third Parties, incurred by the Manager in the performance of such Services (the “Manager Expenses”). Subject to Section 5.05 hereof, all invoices shall be due and payable, in the manner provided in Section 5.03 below, within three days after receipt of each invoice. The Manager Expenses shall be charged to the Partnership without mark-up, interest or other profit to the Manager or its Affiliates. Should the Manager commence providing Acquisition Services with respect to a particular project, the Partnership shall reimburse the Manager for all Manager Expenses incurred in connection with such Acquisition Services to the extent related to such project regardless of whether the Partnership completes such Acquisition. As used herein, “Manager Expenses” include all costs and expenses which are expressly designated elsewhere in this Agreement as the Partnership’s, together with the following:
     (a) costs of legal, tax, accounting, consulting, auditing, administrative and other similar services rendered for the Partnership by providers retained by the Manager or provided by the employees of the Manager or its Affiliates;

     (b) the compensation and expenses of the Board and the cost of liability insurance to indemnify the General Partner’s directors and officers;
     (c) costs associated with the establishment and maintenance of any credit facilities and other indebtedness of the Partnership or its Subsidiaries (including commitment fees, accounting fees, legal fees, closing and other costs) or any securities offerings of the Partnership or its Subsidiaries;
     (d) expenses connected with communications to holders of securities of the Partnership or its Subsidiaries and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including, without limitation, all costs of preparing and filing required reports with the Securities and Exchange Commission, the costs (including transfer agent and registrar costs) in connection with the listing and/or trading of the Partnership’s securities on any exchange or inter-dealer quotation system, the fees to any such exchange or inter-dealer quotation system in connection with its listing, costs of complying with the rules, regulations or policies of such exchange or inter-dealer quotation system, costs of preparing, printing and mailing the Partnership’s annual report to its unitholders and proxy materials with respect to any meeting of the unitholders of the Partnership;
     (e) the allocable costs associated with any computer software or hardware, electronic equipment or purchased information technology services from Third Party vendors that is used for the Partnership;
     (f) expenses incurred by managers, officers, employees and agents of the Manager and its Affiliates for travel on the Partnership’s behalf and other out-of-pocket expenses;
     (g) the costs of maintaining compliance with all applicable Laws;
     (h) all Taxes and license fees;
     (i) all insurance costs incurred in connection with the operation of the Business;
     (j) expenses relating to any office(s) or office facilities, including but not limited to disaster backup recovery sites and facilities, maintained for the Partnership separate from the office or offices of the Manager;
     (k) expenses connected with the payments of interest, dividends or distributions in cash or any other form authorized or caused to be made by the Board to or on account of the holders of securities of the Partnership or its Subsidiaries, including, without limitation, in connection with any dividend reinvestment plan;
     (l) any judgment or settlement of pending or threatened Proceedings (whether civil, criminal or otherwise) against the Partnership or any Subsidiary, or against any trustee, director, manager or officer of the Partnership or of any Subsidiary in his or her capacity as such for which the Partnership or any Subsidiary is required to indemnify such trustee, director, manager or officer by any Governmental Authority, or settlement of pending or threatened Proceedings or by the Partnership Agreement;

     (m) the allocable portion of salaries and other compensation, rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of the Manager and its Affiliates required for, and based on the percentage of time spent by personnel of the Manager and its Affiliates on, the Partnership’s operations (provided, that the allocation of compensation expense shall be determined based on the Manager’s good faith estimate of the value of each Person’s services performed on the Partnership’s business and affairs, subject to the periodic review and approval of the Board); and
     (n) all other expenses actually incurred by the Manager or its Affiliates which are reasonably necessary for the performance by the Manager of its duties and functions under this Agreement.
     The provisions of this Section 5.01 shall survive the expiration or earlier termination of this Agreement to the extent such expenses have previously been incurred or are incurred in connection with such expiration or termination.
     SECTION 5.02 REPORTING. On or before the 15th day following each month during the term hereunder, the Manager shall provide the Partnership with a summary of the invoices for the aggregate Manager Expenses relating to such month. The Manager’s summary shall also provide reasonably detailed documentation supporting such Manager Expenses.
     SECTION 5.03 MANNER OF PAYMENT. All payments required under this Article V shall be made (i) by wire of immediately available funds (such designation to be made by the Manager at least two Business Days prior to the date the Manager Expenses become payable under Section 5.01 hereof) or (ii) by check pursuant to the address set forth in Section 12.01(b) hereof.
     SECTION 5.04 TAXES. The Partnership shall be responsible for all applicable Taxes levied on items, goods or services that are sold, purchased or obtained pursuant to this Agreement, including the Services.
     SECTION 5.05 DISPUTED CHARGES. THE PARTNERSHIP MAY, WITHIN 60 DAYS AFTER RECEIPT OF A CHARGE FROM THE MANAGER, TAKE WRITTEN EXCEPTION TO SUCH CHARGE, ON THE GROUND THAT THE SAME WAS NOT A REASONABLE COST INCURRED BY THE MANAGER IN CONNECTION WITH THE SERVICES. THE PARTNERSHIP SHALL NEVERTHELESS PAY THE MANAGER IN FULL WHEN DUE THE FULL INVOICED AMOUNT. SUCH PAYMENT SHALL NOT BE DEEMED A WAIVER OF THE RIGHT OF THE PARTNERSHIP TO RECOUP ANY CONTESTED PORTION OF ANY AMOUNT SO PAID. HOWEVER, IF THE AMOUNT AS TO WHICH SUCH WRITTEN EXCEPTION IS TAKEN, OR ANY PART THEREOF, IS ULTIMATELY DETERMINED NOT TO BE A REASONABLE COST INCURRED BY THE MANAGER IN CONNECTION WITH ITS PROVIDING THE SERVICES HEREUNDER, SUCH AMOUNT OR PORTION THEREOF (AS THE CASE MAY BE) SHALL BE REFUNDED BY THE MANAGER TO THE PARTNERSHIP TOGETHER WITH INTEREST THEREON AT THE LESSER OF THE PRIME RATE PER ANNUM APPEARING IN THE “MONEY RATES” SECTION OF THE WALL STREET JOURNAL FROM TIME TO TIME OR THE MAXIMUM LAWFUL RATE DURING THE PERIOD FROM THE DATE OF PAYMENT BY THE PARTNERSHIP TO THE DATE OF REFUND BY THE MANAGER.

     SECTION 5.06 SET OFF. In the event that the Manager owes the Partnership a sum certain in an uncontested amount under any other agreement, then any such amounts may be aggregated and the Partnership and the Manager may discharge their obligations by netting those amounts against any amounts owed by the Partnership to the Manager under this Agreement. If the Partnership or the Manager owes the other Party a greater aggregate amount, that Party may pay to the other Party the difference between the amounts owed.
     SECTION 5.07 MANAGER EMPLOYEES. The obligations under Sections 5.01 and 5.03, to the extent they relate to Services provided by employees of the Manager or its Affiliates, shall be limited to payment to the Manager for expenses in connection with its or its Affiliates’ employees engaged in the provision of Services hereunder, and the Partnership shall not be obligated to pay to the Manager’s or its Affiliates’ employees directly any compensation, salaries, wages, bonuses, benefits, social security taxes, workers’ compensation insurance, retirement and insurance benefits, training and other such expenses; provided, however, that the Partnership may, at its option, compensate such employees under one or more equity-based incentive compensation plans for the provision of Services hereunder; and provided further, however, that if the Manager fails to pay any employee, with the exception of employee claims for amounts owed that the Manager disputes in good faith, within 30 days of the date such employee’s payment is due:
     (a) the Partnership may (i) pay such employee directly, (ii) employ such employee directly, (iii) notify the Manager and begin to pay all employees providing service to the Partnership directly or (iv) notify the Manager that this Agreement is terminated and employ all employees directly; and
     (b) the Manager shall reimburse the Partnership, as the case may be, the amount the Partnership paid to the Manager for employee services that the Manager did not pay to any such employee.
ARTICLE VI
FORCE MAJEURE
     A Party’s obligation under this Agreement shall be excused when and to the extent its performance of that obligation is prevented due to Force Majeure; provided, however, that a Party shall not be excused by Force Majeure from any obligation to pay money. The Party that is prevented from performing its obligation by reason of Force Majeure shall promptly notify the other Parties of that fact and shall exercise due diligence to end its inability to perform as promptly as practicable. Notwithstanding the foregoing, a Party is not required to settle any strike, lockout or other labor dispute in which it may be involved; provided, however, that, in the event of a strike, lockout or other labor dispute affecting the Manager, the Manager shall use reasonable efforts to continue to perform all obligations hereunder by utilizing its management personnel and that of its Affiliates.

ARTICLE VII
ASSIGNMENTS AND SUBCONTRACTS
     SECTION 7.01 ASSIGNMENTS.
     (a) Without the prior consent of the Manager, none of the Partnership or the other members or the Partnership Group may sell, transfer or convey any of its rights, or delegate any of its obligations, under this Agreement to any Person; provided, however, that the Partnership, without the consent of the Manager, may assign this Agreement to a Person which is a successor to the Partnership (by merger, consolidation or purchase of all or substantially all of its assets), in which case such successor organization shall be bound under this Agreement and by the terms of such assignment in the same manner as the Partnership is bound under this Agreement. The Partnership shall notify the Manager of any such assignment, but the failure to give such notice will not affect the validity of the assignment.
     (b) Without the prior consent of the Partnership, the Manager may not sell, assign, transfer or convey any of its rights, or delegate any of its obligations, under this Agreement to any Person, other than the delegation of performance of Services to an Affiliate of the Manager or a qualified Third Party as permitted by Section 3.03(a) hereof and the sale, assignment, transfer or conveyance of its rights hereunder to any such Affiliate.
     Any attempted assignment in violation of this Section 7.01 shall be void.
     SECTION  7.02 OTHER REQUIREMENTS. Subject to the other provisions hereof:
     (a) in rendering the Services, the Manager shall not discriminate against any employee or applicant for employment because of race, creed, color, religion, sex, national origin, age or handicap, and shall comply with all applicable provisions of Executive Order 11246 of September 24, 1965, and any successor order thereto; and
     (b) the Manager agrees to exercise reasonable diligence to ensure that, during the term of this Agreement, it shall not employ unauthorized aliens as defined in the Immigration Reform and Control Act of 1986, or any successor law.
ARTICLE VIII
CONFIDENTIAL INFORMATION
     SECTION 8.01 NONDISCLOSURE. The Manager shall maintain the confidentiality of all Confidential Information; provided, however, that the Manager may disclose such Confidential Information (i) to its Affiliates to the extent deemed by the Manager to be reasonably necessary or desirable to enable such Affiliates to perform the Services; (ii) in any judicial or alternative dispute resolution Proceeding to resolve disputes between the Manager and the Partnership arising hereunder; (iii) to the extent disclosure is legally required under applicable Laws or any agreement to which the Manager is a party or by which it is bound; provided, however, that prior to making any legally required disclosures in any judicial, regulatory or dispute resolution Proceeding, the Manager shall, if requested by the Partnership, seek a protective order or other relief to prevent or reduce the scope of such disclosure; (iv) to the Manager’s existing or potential lenders, investors, joint interest owners, purchasers or other parties with whom the Manager may enter into contractual relationships, to the extent deemed by the Manager to be reasonably necessary or desirable to enable it to perform the Services; provided, however, that the Manager shall require such Third Parties to agree to maintain the confidentiality of the Confidential Information so disclosed; (v) if authorized by the Partnership and (vi) to the extent such Confidential Information becomes publicly available other than through a breach by the Manager of its obligation arising under this Section 8.01. The Manager acknowledges and agrees that the Confidential Information is being furnished to the Manager for the sole and exclusive purpose of enabling it to perform the Services, and the Confidential Information may not be used by it for any other purpose.
     SECTION 8.02 PERMITTED DISCLOSURE. Notwithstanding the foregoing, each Party may disclose Confidential Information (i) to the extent required by a court of competent jurisdiction or other governmental authority or otherwise as required by law, including, without limitation, disclosure obligations imposed under the federal securities laws, provided that such Party has given such other Party prior notice of such requirement when legally permissible to permit such other Party to take such legal action to prevent the disclosure as it deems reasonable, appropriate or necessary or (ii) to its consultants, legal counsel, Affiliates, accountants, banks and other financing sources and their advisors, provided that it shall require such Third Parties to agree to maintain the confidentiality of the Confidential Information so disclosed.
     SECTION 8.03 ACQUISITION INFORMATION.
     (a) Except as provided in Section 8.03(b) below, the Partnership shall maintain the confidentiality of all Acquisition Information. The Partnership acknowledges and agrees that the Acquisition Information is being furnished to the Partnership for the sole and exclusive purpose of enabling it to make Acquisitions, and the Acquisition Information may not be used by it for any other purpose.
     (b) The Partnership may disclose such Acquisition Information (i) to third party advisors of the Partnership to the extent deemed by the Partnership to be reasonably necessary or desirable to enable it to evaluate or consummate an Acquisition; (ii) in any judicial or alternative dispute resolution Proceeding to resolve disputes between the Partnership and the Manager arising hereunder; (iii) to the extent disclosure is legally required under applicable Laws or any agreement to which the Partnership is a party or by which it is bound; provided, however, that prior to making any legally required disclosures in any judicial, regulatory or dispute resolution Proceeding, the Partnership shall, if requested by the Manager, seek a protective order or other relief to prevent or reduce the scope of such disclosure; (iv) to the Partnership’s existing or potential lenders, investors, joint interest owners, purchasers or other parties with whom the Partnership may enter into contractual relationships, to the extent deemed by the Partnership to be reasonably necessary or desirable to enable it to evaluate or consummate the related

Acquisition; provided, however, that the Partnership shall require such Person to agree to maintain the confidentiality of the Acquisition Information so disclosed; (v) if authorized by the Manager and (vi) to the extent such Acquisition Information becomes publicly available other than through a breach by the Partnership of its obligation arising under Section 8.03(a) above.
     SECTION 8.04 REMEDIES AND ENFORCEMENT. Each of the Manager and the Partnership Group acknowledges and agrees that a breach by it of its respective obligations under this Article VIII would cause irreparable harm to the Party whose Confidential Information is disclosed and that monetary damages would not be adequate to compensate such Party. Accordingly, each of the Manager and the Partnership Group agrees that the Party whose Confidential Information is disclosed shall be entitled to immediate equitable relief, including a temporary or permanent injunction, to prevent any threatened, likely or ongoing breach of this Article VIII, without the necessity of posting bond or other security. The right to equitable relief shall be in addition to other rights and remedies available to the Party whose Confidential Information is disclosed, for monetary damages or otherwise.
ARTICLE IX
INDEMNIFICATION; LIMITATIONS
     SECTION 9.01 LIMITATION OF THE MANAGER’S LIABILITY; INDEMNIFICATION. Neither the Manager nor any of its controlling persons, directors, managers, officers, employees, agents and permitted assigns (each, a “Manager Operating Party”) shall have any liability to the Partnership Group for any losses, damages (including, but not limited to, special, indirect, punitive and/or consequential damages), claims, injury, liability, cost or expense (“Damages”) arising out of this Agreement, whether such Damages arise on account of the furnishing of Services hereunder, the failure to furnish Services hereunder, or otherwise, and whether or not such Damages were caused by the negligence of the Manager Operating Party, including the Manager Operating Party’s sole negligence; provided, however, that the foregoing limitation shall not apply to Damages caused by the Manager Operating Party’s gross negligence or willful misconduct.
     SECTION 9.02 PARTNERSHIP’S INDEMNITY. The Partnership agrees to indemnify, defend and hold harmless each Manager Operating Party from and against any and all Damages arising out of this Agreement, whether such Damages arise on account of the furnishing of Services hereunder, the failure to furnish Services hereunder, or otherwise, and whether or not such Damages were caused by the negligence of any Manager Operating Party, including the Manager Operating Party’s sole negligence; provided, however, that the foregoing limitation shall not apply to Damages caused by the Manager Operating Party’s gross negligence or willful misconduct.
     SECTION 9.03 LIMITATION OF DAMAGES. If the Partnership Group suffers Damages arising out of this Agreement, which Damages were caused by the gross negligence or willful misconduct of the Manager, the Manager’s sole liability to the Partnership Group shall be to properly perform the Services in question at no additional cost to the Partnership Group and to pay the Partnership Group for any and all direct damages suffered by the Partnership Group.

Notwithstanding anything to the contrary contained herein or at Law and in equity, in no event shall the Manager be liable for punitive, special, indirect, incidental or consequential damages (including, without limitation, damages for loss of business profits, business interruption or any other loss) arising from or relating to any claim made under this Agreement or regarding the provision of or the failure to provide Services, even if the Manager had been advised or was aware of the possibility of such damages.
     SECTION 9.04 AFFILIATE; THIRD PARTIES. If the Manager uses the personnel of its Affiliates or Third Parties to provide Services, the Manager shall be responsible for the acts and omissions of such personnel and Third Parties to the extent provided in this Agreement, and no Affiliate of the Manager or Third Party shall have any liability to the Partnership Group on account of any Damages suffered by the Partnership Group arising out of this Agreement, whether or not such Damages were caused by their negligence and/or gross negligence, including their sole negligence and/or sole gross negligence, or their willful misconduct.
ARTICLE X
TERMINATION
     SECTION 10.01 TERMINATION BY THE PARTNERSHIP ON BEHALF OF THE PARTNERSHIP GROUP.
     (a) The Partnership, on behalf of the Partnership Group, may terminate this Agreement, upon any of the following:
     (i) without cause, upon 180 days’ prior written notice to the Manager; provided, however, that the Partnership shall not have the right to terminate this Agreement pursuant to this Section 10.01(a)(i) so long as QRC or its Affiliates maintains a direct or indirect controlling interest in the General Partner; or
     (ii) upon the Manager’s material breach of this Agreement, if (a) such breach is not remedied within 60 days after the Manager’s receipt of the Partnership’s written notice thereof, or such longer period as is reasonably required to cure such breach, provided that the Manager commences to cure such breach within such 60-day period and proceeds with due diligence to cure such breach and (b) such breach is continuing at the time notice of termination is delivered to the Manager.
     (b) In the event that the Manager becomes Bankrupt or dissolves and commences liquidation or winding-up, this Agreement shall automatically terminate without notice to the Manager.
     SECTION 10.02 TERMINATION BY THE MANAGER. The Manager may terminate this Agreement upon any of the following:
     (a) without cause, upon 180 days’ prior written notice to the Partnership; provided, however, that the Manager shall not have the right to terminate this Agreement pursuant to this

Section 10.02(a) so long as QRC or its Affiliates maintains a direct or indirect controlling interest in the General Partner; or
     (b) upon the Partnership’s material breach of this Agreement, if such (a) breach is not remedied within 60 days (or 30 days in the event of material breach arising out of a failure to make payment hereunder) after the Partnership’s receipt of the Manager’s written notice thereof, or such longer period as is reasonably required to cure such breach, provided that the Partnership commences to cure such breach within such 60-day or 30-day period, as applicable, and proceeds with due diligence to cure such breach and (b) such breach is continuing at the time notice of termination is delivered to the Partnership.
     SECTION 10.03 EFFECT OF TERMINATION. If this Agreement is terminated in accordance with Section 10.01 or 10.02 above, all rights and obligations under this Agreement shall cease except for (a) obligations that expressly survive termination of this Agreement; (b) liabilities and obligations that have accrued prior to such termination, including the obligation to pay any amounts that have become due and payable prior to such termination and (c) the obligation to pay any portion of the Manager Expenses that has accrued prior to such termination, even if such portion has not become due and payable at that time.
ARTICLE XI
DISPUTE RESOLUTION
     If the Parties are unable to resolve any dispute regarding the validity or terms of this Agreement or its termination, service or performance issues, there is a material breach of this Agreement that has not been corrected within 30 days of receipt of notice of such breach or any other dispute among the Parties related to this Agreement, any Party hereto may refer the matter to an arbitrator selected in accordance with the rules of the American Arbitration Association in Dallas, Texas as the exclusive remedy for any such dispute, and in lieu of any court action, which is hereby waived. The only exception shall be a claim by any Party for injunctive relief pending arbitration.
ARTICLE XII
MISCELLANEOUS
     SECTION 12.01 NOTICES. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be given by (i) personal delivery; (ii) delivery by reputable overnight courier; (iii) delivery by confirmed facsimile transmission or (iv) delivery by registered or certified mail, postage prepaid, with return receipt requested. Notice given by mail, overnight courier or personal delivery shall be effective upon actual receipt. Notice given by facsimile shall be effective upon confirmation of a successful transmission. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address, in each case as follows:

(a)	If to the General Partner or the Partnership:
Quest Energy GP, LLC
[9520 N. May Avenue, Suite 300]
Oklahoma City, OK [73120]
Attention: [•]
Telecopy: (405) 840-9897
(b)	If to the Manager:
Quest Energy Service, LLC
[9520 N. May Avenue, Suite 300]
Oklahoma City, OK [73120]
Attention: [•]
Telecopy: (405) 840-9897
     Any Party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 12.01 for the giving of notice.
     SECTION 12.02 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns as provided in this Agreement.
     SECTION 12.03 ENTIRE AGREEMENT; AMENDMENT. This Agreement, along with the Schedule hereto, contains the entire agreement and understanding among the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. This Agreement may not be modified or amended except by an instrument in writing signed on behalf of each of the Parties hereto.
     SECTION 12.04 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF DELAWARE.
     SECTION 12.05 WAIVER; CUMULATIVE REMEDIES. No failure to exercise and no delay in exercising, on the part of any Party hereto, any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law. No waiver of any provision hereto shall be effective unless it is in writing and is signed by the Party asserted to have granted such waiver.
     SECTION 12.06 NO JOINT VENTURE. Nothing in this Agreement shall be construed to create a partnership or joint venture, nor to authorize any Party to act as agent for, or representative of, another Party. Each Party shall be deemed an independent contractor and no Party shall act as, or hold itself out as acting as, agent for another Party.
     SECTION 12.07 COSTS AND EXPENSES. Each Party hereto shall bear its own costs and expenses (including the fees and disbursements of counsel and accountants) incurred in connection with the negotiations and preparation of and the closing under this Agreement and all matters incident thereto.
     SECTION 12.08 HEADINGS. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed part of this Agreement.
     SECTION 12.09 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any Party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts of this Agreement, individually or taken together, shall bear the signatures of all of the Parties reflected hereon as the signatories.
     SECTION 12.10 SEVERABILITY. In the event any provision of this Agreement, or the application of such provision to any person or set of circumstances, shall be determined to be invalid, unlawful or unenforceable to any extent for any reason, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful or unenforceable, shall not be affected and shall continue to be enforceable to the fullest extent permitted by Law.
     SECTION 12.11 JOINTLY DRAFTED. This Agreement, and all the provisions of this Agreement, shall be deemed drafted by each of the Parties hereto and shall not be construed against any Party on the basis of that Party’s role in drafting this Agreement.
     SECTION 12.12 NO THIRD-PARTY BENEFICIARIES. Except as provided in Article VIII, this Agreement is for the sole benefit of the Parties hereto and their permitted assigns and nothing herein expressed or implied shall provide any benefit to any Third Party or entitle any Third Party to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties hereto that this Agreement shall not be construed as a Third Party beneficiary contract.
     SECTION 12.13 FURTHER ASSURANCES. In connection with this Agreement, each Party hereto shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement.
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     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

QUEST ENERGY GP, LLC,

By:

Name: Jerry D. Cash
Title: Chief Executive Officer

QUEST ENERGY PARTNERS, L.P.,

By: QUEST ENERGY GP, LLC, its general partner,

By:

Name: Jerry D. Cash
Title: Chief Executive Officer

QUEST ENERGY SERVICE, LLC

By:

Name: [NAME]
Title: [TITLE]

SCHEDULE I
SERVICES PROVIDED BY THE MANAGER
TO THE PARTNERSHIP GROUP

1.	Accounting

2.	Information Technology/Communications Equipment and Services

3.	Real Property/Land

4.	Legal

5.	Securities and Exchange Commission Reporting and Filings

6.	Operations/Reservoir Engineering/Geology/Geophysics

7.	Administrative Services

8.	Financial Services

9.	Insurance Services

10.	Risk Management

11.	Corporate Development

12.	Commercial and Marketing

13.	Treasury

14.	Tax

15.	Audit

16.	Sarbanes-Oxley Compliance

17.	Investor Relations

18.	Benefits, Compensation and Human Resources Administration

19.	Acquisition Services